EXHIBIT 6


              ANDERSON/SCOTTSDALE OPTION AGREEMENT


          This Option Agreement entered into as of this 6th day of July, 1993 (the "Agreement"), by and between MR. ROBERT O. ANDERSON having an address at 410 East College Boulevard, Roswell, New Mexico 88201 ("Anderson") and SCOTTSDALE PRINCESS, INC. having an address at 7575 East Princess Drive, Scottsdale, Arizona 85255 ("Scottsdale").
          WHEREAS, Anderson owns 3,309 shares of The Hondo Company ("Hondo"), being approximate 40% of the currently issued and outstanding shares of Hondo;
          WHEREAS, Anderson has agreed to grant Scottsdale an option to acquire 2,069 shares of his shares of Hondo.
          NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth, the parties hereto agree an follows:
          1. BASIC UNDERSTANDING. Anderson represents and warrants that he has good and valid ownership of 3,309 shares of Hondo. In consideration of the payment by Scottsdale to Anderson of the sum of One and 00/100 Dollar ($1.00), Anderson hereby grants to Scottsdale an option (the "Option") to acquire up to 2,069 shares of Hondo now owned by Anderson (the "Option Shares").

               A.   Number of Hondo Shares Outstanding After
Scottsdale Exercise.  If Scottsdale elects to acquire all of the
Option Shares, as of the date of said exercise the issued and outstanding shares of Hondo would be owned as follows:
Shareholder              Shares              Percentages

Scottsdale
  Princess, Inc.         2,069 shares           25.0

Lonrho, Inc.             4,135 shares           50.0

Robert O. Anderson       1,240 shares           15.0

Robert B. Anderson         414 shares            5.0

W. Phelps Anderson       __414 shares            5.0

Total                    8,272 shares          100.0


               B.   Time of Essence.  The Option may be
exercised by Scottsdale in its sole discretion at any time or times on or before July 5, 1996 and is not subject to defeasance by Anderson for any reason whatsoever.
               C. Multiple Exercise Possible. The Option may be exercised by Scottsdale in its sole discretion either on a one time basis for all of the option Shares or from time to time for a portion of the Option Shares to the maximum of 2,069 shares.
               D.   No Liability for Failure to Exercise.
Should Scottsdale not exercise this option for any reason whatsoever, Scottsdale shall have no liability whatever to Hondo as a result thereof.
               E. Method of Exercise. The method for exercise of the Option shall be by written notice from Scottsdale to Hondo specifying the amount of the option Shares which Scottsdale wishes to acquire up to the maximum permitted in 1.A. above. Notice shall be effective if sent by Scottsdale via fax with a confirmation copy sent by mail to the address first above written.
               F. Compliance with Shareholder Agreement. If Scottsdale exercises the option, the parties agree for themselves and for the benefit of their heirs, successors and assigns that the transfer of the option shares when made shall have been made in full compliance with the transfer provisions of the Shareholder Agreement between Anderson and the other parties thereto dated October 17, 1986 (the "Shareholders Agreement"). Further, to the extent that approval is required by the shareholders of Hondo for either the grant of this option to be effective or for a closing to be held hereunder, Anderson agrees to cause Robert B. Anderson and W. Phelps Anderson to consent thereto.
               G.   Right of Assignment.  Scottsdale may
transfer some or all of its rights and obligations hereunder to any affiliate it may designate, but to none other.

               H. No Other-Agreements. Pending the exercise of the option, Anderson shall not enter into any agreement containing any terms and conditions in contravention of this Agreement or dealing in any way with the Option Shares without the prior written consent of Scottsdale. Further, Anderson shall take such steps as Scottsdale may reasonably request to reflect the terms of this Agreement of record or otherwise apprise third parties of its existence.
          2.   CLOSING.
               A. The total consideration payable at Closing for the exercise of the option shall be the following:
               (i) One and 00/100 Dollar ($1.00) per Option Share payable by Scottsdale to Anderson,
              (ii) Scottsdale shall cause the release of all guarantees given by Anderson through the date hereof with respect to Hondo indebtedness in favor of Lonrho Plc or Lonrho, Inc., and
             (iii) Scottsdale and/or its affiliates Lonrho Plc and Lonrho, Inc. shall request that Union Bank release Anderson from its guaranties.

               B.   After exercise of the Option, a Closing
shall be held to effectuate the transfer of the Option Shares at such time and place as Scottsdale shall determine.

          3. CONDITION PRECEDENT. Scottsdale acknowledges it has been advised by Anderson of commitments and pledges made prior to the date hereof with respect to the shares owned by Anderson in Hondo having been made by Anderson to Citibank, N.A. and Bank of America, N.A. (hereafter "Citibank/Bank of America"). It is specifically provided that the commitments previously made by Anderson to the extent inconsistent with this Agreement, in favor of Citibank/Bank of America take priority over the rights conveyed by Anderson to Scottsdale pursuant to this Agreement.
          4. CONSENTS. Notwithstanding anything to the contrary in this Agreement, there shall be no Closing until such time as any necessary government filings have been made and, in the case of Hart-Scott-Rodino the thirty (30) day waiting period has expired without any requests for further information ("consents").
          Both parties agree to cooperate in all respects to obtain such approvals and to promptly file all such documentation and respond to any further requests as may be required to obtain such consents. Hondo shall pay the filing fees and all legal expenses incurred in connection with obtaining the consents for this transaction.
          5. SHAREHOLDERS AGREEMENT. Upon Closing, Anderson will himself vote and shall cause Robert B. Anderson and W.

Phelps Anderson to vote in favor of such changes as are necessary to the Shareholders Agreement and to the Articles of Incorporation and the By-Laws of Hondo so that thereafter all Directors of Hondo shall be elected by majority vote and that all actions taken by the Board of Directors of Hondo shall be by majority action of said Board of Directors.
          6.   MISCELLANEOUS.
               A.   Notices.  Any notice, request or other
communication between Anderson and Scottsdale required, provided for, or permitted hereunder shall be in writing and shall be delivered personally or shall be sent by facsimile, telex, cable or overnight courier (e.g., Federal Express, DHL or similar service) as set forth below, or to such other address as either party may hereafter designate by notice to the other party. Communications under this Agreement dealing with its amendment or termination, default or service of process must be confirmed by certified/registered mail (with receipt requested) sent as follows:
               (i)  If to Anderson:

                    410 East College Boulevard
                    Roswell, New Mexico  88201
                    Attn:  S. R. Cavin, Esq.
                    Fax:   (505) 625-6829

              (ii)  If to Scottsdale:

                    Scottsdale Princess, Inc.
                    7575 East Princess Drive
                    Scottsdale, Arizona  85255
                    Attn:  R. H. Funke, Esq.
                           General counsel
                    Fax:   (212) 838-8141

               B. No Modification. Neither this Agreement, nor any of the terms hereof, may be terminated, amended, waived or modified except by a writing signed by Scottsdale and Anderson.
               C. No Broker. No broker has been engaged nor is anyone entitled to a finders fee with respect to this transaction.
               D.   Entirety of Agreement.  This Agreement,
including any and all Attachments thereto, constitutes the entire agreement between the parties hereto in respect of the matters covered hereby and supersedes, any and all prior agreements, understandings and communications either oral or written, between the parties hereto in respect thereof.
               E. No Waiver. The failure of any party at any time to require the performance by the other of any of the terms or provisions herein shall in no way affect the right of that party thereafter to enforce the same; nor shall the waiver by any party of any breach of any of the terms or provisions herein be taken or held to be a waiver of any preceding breach of any such term or provisions, or as a waiver of the term or provision itself.
               F.   Successors and Assigns.  This Agreement
shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is further agreed that Scottsdale may assign all of its rights and obligations hereunder to any affiliate, but none other.
               G.   Independent Contractor.  This Agreement
shall not be construed to create between the parties hereto relationship of employer and employee, master and servant, principal and agent, joint venturers, co-partners, or any similar relationship, the existence of any of which is hereby expressly denied by Scottsdale and Anderson.
               H. Headings. The headings of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.
               I.   Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be an original, but all of which shall constitute but one and the same instrument. This Agreement may be delivered by fax with hard copies to follow.
               J.   Authority.  The authority of the person
executing this Agreement to bind the party to this Agreement on behalf of the entity on whose behalf the Agreement is executed shall be evidenced by his signature.
               K.   Governing Law.  This Agreement shall be
construed, interpreted and all disputes determined in accordance with, and shall be governed by, the laws of the State of New Mexico.
               L. Construction. All parties participated in the drafting of this Agreement so that the usual rule that all drafts are to be construed adversely to the party drafting same shall not apply.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   ROBERT O. ANDERSON


                                   By: /s/ Robert O. Anderson___



                                   SCOTTSDALE PRINCESS, INC.


                                   By: /s/ John F. Price________
                                        John F. Price
                                        President